Exhibit 99.2


                                  News Release

EPL                                         Energy Partners, Ltd.
ENERGY PARTNERS, LTD.                       201 St. Charles Avenue, Suite 3400
                                            New Orleans, Louisiana 70170
                                            (504) 569-1875

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For Immediate Release To:                             For Information Contact:
Analysts, Financial Community, Media                  Al Petrie  (504) 799-1953


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 EPL Announces That Gary Hall Decides to Forego Reelection to Board of Directors


New Orleans, Louisiana, March 23, 2004 . . . Energy Partners, Ltd. ("EPL") (NYSE: EPL) announced today that Gary L. Hall, the Company's Vice Chairman of the Board, has decided not to stand for reelection at this year's Annual Meeting of Stockholders. Mr. Hall is leaving the Company to pursue other personal interests, and is resigning his positions as Vice Chairman and a Director. Mr. Hall joined EPL as Vice Chairman and Director in January 2002 following EPL's acquisition of Hall-Houston Oil Company. Prior to that time, he had served as Chairman of the Board and Chief Executive Officer of Hall-Houston Oil Company since its inception in 1983.

Richard A. Bachmann, Founder, Chairman, President and Chief Executive Officer, commented "We are very grateful to Gary for his dedication and commitment to EPL over the last two years. Our acquisition of the company he founded, Hall-Houston Oil Company, was a milestone event in our ongoing evolution as a growing exploration and production company. Gary made a significant contribution of time and effort to assure the successful combination of the two companies. EPL and our Board acknowledge his role in that integration and wish him success in his future endeavors."

Gary L. Hall, Vice Chairman, commented, "When EPL and Hall-Houston came together in early 2002, we knew we were combining two companies that had complementary technical and management expertise. I joined EPL's Board to assure that Hall-Houston's former stakeholders and employees would have an active voice in assuring that the integration of the two companies went smoothly and efficiently. I am pleased that we succeeded in that objective and believe that EPL has a very strong management team and is well positioned to continue the success it has experienced over the last two years."

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under
U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.

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